INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

Filed by the Registrant  X

Filed by a Party other than the Registrant

Check the appropriate box:

X    Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                CARECENTRIC, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.

     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 6, 2002


     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of CareCentric, Inc., a Delaware corporation (formerly known as Simione Central Holdings, Inc.) ("CareCentric" or the "Company"), will be held at the executive offices of the Company located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 on Thursday, June 6, 2002 at 10:00 a.m., Atlanta time, for the following purposes:

     1.   To elect eight directors;

     2.   To  adopt  the  financing   plan,   which  includes  an  amendment  to
          CareCentric's Certificate of Incorporation;

     3. To ratify the appointment by the Board of Directors of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2002; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 15, 2002 will be entitled to notice of and to vote at the meeting.


                                   By Order of the Board of Directors,


                                   Ana McGary
                                   Secretary


Atlanta, Georgia
April 18, 2002


           WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK,
               SIGN, DATE AND MAIL THE ACCOMPANYING FORM OF PROXY
                     AS PROMPTLY AS POSSIBLE IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                CARECENTRIC, INC.
                             2625 CUMBERLAND PARKWAY
                                    SUITE 310
                             ATLANTA, GEORGIA 30339

                                 PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of CareCentric, Inc., a Delaware corporation (formerly known as Simione Central Holdings, Inc.) ("CareCentric" or the "Company"), for use at the 2002 Annual Meeting of Stockholders to be held at the executive offices of the Company located at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 on June 6, 2002 at 10:00 a.m., Atlanta time (the "Annual Meeting"). We expect that this Proxy Statement and the enclosed proxy card will be sent or given to stockholders of the Company on or about May 2, 2002.

                                VOTING SECURITIES

The Company has set the close of business on April 18, 2002 as the record date for the purpose of determining stockholders entitled to vote at the Annual
Meeting. At the close of business on April 18, 2002, the Company had the following outstanding voting securities:

                                        Votes per      Shares        Total
                                          Share     Outstanding      Votes

        Common Stock..................     1.0         4,371,350     4,371,350
        Series B Preferred Stock......     0.2         5,600,000     1,120,000
        Series C Preferred                 0.2           850,000       170,000
        Stock.........................
        Series D Preferred Stock......     1.0           398,406       398,406
        Series E Preferred Stock......     1.0           210,000       210,000
                                                                     -----------
                 Total Votes..........                               6,269,756
                                                                     -----------

                                  VOTE REQUIRED

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote is required for a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

An affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and actually voting is required to elect directors (Proposal 1). An affirmative vote of a majority of the outstanding shares of common stock is required for the proposal to approve the recapitalization and refinancing proposal by and between the Company and Mestek, Inc. and by and between the Company and John E. Reed, a director of the Company (the "Transaction") (Proposal 2). In addition, the Transaction will require the approval of the majority of the outstanding shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting as a class. Proxies are not being solicited hereby for the votes of the preferred stock. Abstentions and broker non-votes will have the effect of votes against this proposal. The ratification of the appointment of the independent accountants (Proposal 3) will be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

A broker non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The shares represented by the accompanying proxy will be voted as directed, or, if no direction is indicated, will be voted FOR:

     (i)  the election of the eight (8) nominees for director identified below;

     (ii) the recapitalization and refinancing proposals defined herein as the "Transaction"; and

     (iii)the   ratification   of  the   appointment   of   independent   public
          accountants.

Each proxy executed and returned by a stockholder may be revoked at any time thereafter by giving written notice of such revocation to the Secretary of the Company prior to or at the Annual Meeting or by attending the Annual Meeting and electing to vote in person, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

The officers and directors of the Company beneficially own shares representing 2,829,752 total votes, or 45.1% of the votes to be cast, and intend to vote their shares in favor of all of the above proposals. In addition, Stewart B. Reed, a director nominee and son of John E. Reed, beneficially owns shares representing 552,649 total votes, or 8.8% of the votes to be cast, and intends to vote them in favor of all of the above proposals.

There are no rights of appraisal or similar appraisal rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight (8) members. The current terms of all existing directors expire upon the election and qualification of the directors to be selected at this Annual Meeting. The Board of Directors has nominated the individuals indicated below for election to the Board of Directors at the Annual Meeting, each to serve for a one-year term to expire at the 2003 Annual Meeting. Proxies for the Annual Meeting may not be voted for a greater number of persons than the number of nominees listed below.

The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable for election prior to the Annual Meeting, the proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

The following sets forth information concerning each of the nominees for election to the Board of Directors, including his name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of the Company.

NOMINEES:

Dr. David O. Ellis, age 60, has been a director of CareCentric since March 7, 2000. Dr. Ellis is President and a director of EGL Holdings, Inc., an Atlanta-based merchant banking group providing investment services and capital to United States middle market companies. He has been with EGL and its predecessor company, Corporate Finance Associates, since 1982. Dr. Ellis is currently a director of several privately held companies.

John R. Festa, age 50, became a director of CareCentric by appointment of the Board of Directors of the Company on November 28, 2001. He was appointed President and Chief Executive Officer on November 1, 2001. Prior to joining CareCentric, Mr. Festa served as Managing Director and General Partner at EGL III, LLC, as President and Chief Executive Officer of two software companies, Buypass Corporation and Iterated Systems, and as a senior executive with the Information Processing Group of American Express. He remains a director of Iterated Systems.

Winston R. Hindle, Jr., age 70, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. Mr. Hindle has been a director of Mestek since 1994. Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of Digital's Executive

Committee. Mr. Hindle was a director of MCS, Inc. from 1994 until the date of the MCS merger in March 2000. Mr. Hindle is also a director of Keane, Inc., of Boston, Massachusetts and CP Clare Corporation of Beverly, Massachusetts.

Barrett C. O'Donnell, age 48, became a director of CareCentric (then Simione Central Holdings, Inc.) in October 1996. He served as Chairman of the Board of Directors of the Company from June 15, 1998 to August 8, 2000, and served as Chief Executive Officer and President from June 15, 1998 to September 9, 1999. From October 1992 until October 1996, Mr. O'Donnell served as Chairman of the Board of InfoMed Holdings, Inc., a Delaware corporation that merged with Simione Central Holding, Inc., a Georgia corporation, to form Simione effective October 8, 1996. Mr. O'Donnell also served as Chief Executive Officer of InfoMed from November 1994 to October 1996. From 1978 to present, Mr. O'Donnell has been Chairman of the Board, President and Chief Executive Officer of O'Donnell Davis, Inc., which is in the consulting and investment advisory services business.

John E. Reed, age 86, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. He became Chairman of the Board of Directors of the Company on August 8, 2000. Mr. Reed had been the Chairman of the Board of MCS from 1986 to the date of the MCS/Simione merger. Mr. Reed has been a director of Mestek since 1986 and Chairman of the Board since 1989. From 1986 until 2001 he was President, and he has been Chief Executive Officer from 1986 to the present, of Mestek, Inc. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed was President and Chief Executive Officer of Reed National since he founded it in 1946. Mr. Reed is also a director of Wainwright Bank & Trust Co., Boston, Massachusetts.

Stewart B. Reed, age 53, has been a director of Mestek since 1986 and serves as a consultant to Mestek as well as a private investor in various enterprises. Mr. Reed previously served as a director of the Company from March 2000 until August 2000. Mr. Reed served as Executive Vice President of Mestek from 1986 to 1996. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed National Corp. in charge of corporate development. Mr. Reed had been employed by Reed National Corp. since 1970. Mr. Reed is the son of John E. Reed, Chairman of the Board, President and Chief Executive Officer of Mestek and the Chairman of the Board of the Company. Mr. Reed holds a substantial ownership interest in Wainwright Bank & Trust Co., the provider of a $6.0 million line of credit to the Company.

William J. Simione, Jr., age 60, became a director of CareCentric (then Simione) in October 1996. He left the Board of Directors in June 2000 when its membership was reduced to seven, and was re-appointed to the Board of Directors in November 2000 upon the occurrence of a vacancy. He served as Executive Vice President of CareCentric and President of its subsidiary, Simione Consulting, Inc. until October 31, 2001, when he left the Company to form Simione Consultants, LLC. He is a certified public accountant who previously served as Vice Chairman of the Board and Executive Vice President of the Company from October 1996 to March 2000. From January 1996 until October 1996, Mr. Simione served as the President of Simione Central, Inc., a wholly owned subsidiary of CareCentric. From January 1975 until December 1995, Mr. Simione was Managing Partner of the Home Health Care Consulting Division of Simione & Simione, CPAs. Since September 1995, Mr. Simione has also served as a director and an audit and governance committee member of Personnel Group of America, Inc., a leading provider of information technology services and commercial staffing solutions. Mr. Simione has 35 years of experience in the home health care industry.

Edward K. Wissing, age 63, became a director of CareCentric on March 7, 2000 upon the closing of the MCS/Simione merger pursuant to the terms of the Merger Agreement. Mr. Wissing retired in 1998 from American HomePatient of Nashville, Tennessee, a regional provider of home health care products and services, a company which he founded. He maintains an active role in the home health care industry and has twice chaired the Health Industry Distributors Association
(HIDA). Mr. Wissing has also served as chairman of HIDA's Educational Foundation and serves on the board of American HomePatient and Psychiatric Solutions, Inc., a Nashville-based mental health services provider.

Mr. R. Bruce Dewey will not stand for re-election as a director.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
                 THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors of the Company held seven meetings during 2001. All directors were present at the meetings, in person or via telephone. During 2001, the Board of Directors had an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee.

The committee memberships are as follows:

    EXECUTIVE     John E. Reed (Chairman)                 COMPENSATION         David O. Ellis (Chairman)
    COMMITTEE     John R. Festa                           COMMITTEE            John E. Reed
                  Barrett C. O'Donnell

    AUDIT         Winston R. Hindle, Jr. (Chairman)       NOMINATING           William J. Simione, Jr.
    COMMITTEE     David O. Ellis                          COMMITTEE            Edward K. Wissing
                  Edward K. Wissing                                            Winston R. Hindle, Jr.

The Audit Committee:

     o    reviews the Company's accounting practices and financial results;
     o consults with and reviews the services provided by the Company's independent accountants;
     o    reviews the independence of the Company's independent accountants;
     o reviews and approves, with the concurrence of a majority of the disinterested directors of the Company, transactions, if any, with affiliated parties; and
     o    acts under the terms of the Audit Committee charter.

The current Audit Committee consists of Mr. Hindle (chairman), Dr. Ellis, and Mr. Wissing. The Audit Committee held four meetings in 2001 with all members attending.

The Compensation Committee:

     o reviews and recommends to the Board of Directors the compensation, bonus and benefits of the chief executive officer and reviews the recommendations of the chief executive officer regarding the compensation, bonus and benefits of all of the executive officers of the Company;

     o reviews and recommends to the Board of Directors grants of stock options for employees and directors whether under plans or otherwise;

     o    administers and approves the Company's compensation and benefit plans;
          and

     o reviews general policies relating to compensation and benefits of employees of the Company.

The current Compensation Committee is Dr. Ellis (chairman) and Mr. Reed. The Compensation Committee held two meetings during 2001 with all members attending.

Executive Committee

To the extent permitted by the laws of the State of Delaware, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Executive Committee are Messrs. J.E. Reed (Chairman), B.C. O'Donnell and J. R. Festa.

Nominating Committee

The Nominating Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, and
(c) proposing nominees to fill vacancies on the Board of Directors as they occur. The Nominating Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Nominating Committee are Messrs. W. Simione, E. Wissing and W. Hindle. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Nominating Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339.

The following Report of the Audit Committee, Report of Compensation Committee and the Stockholder Return Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established and maintains an Audit Committee comprised of three of the Company's non-employee directors, all of whom are independent within the context of the rules of the National Association of Securities Dealers, Inc. ("NASD"). The Board of Directors has adopted a written Charter of the Audit Committee, a copy of which was filed with the Company's 2001 proxy statement.

The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles. The Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2001 with management and the independent auditors, together and separately, including without limitation, a discussion with the independent auditors of the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 and received written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also considered the compatibility of the non-audit services the Company received from its independent auditors and the effect of such engagements on the independence of the independent auditors. The Audit Committee had previously met with management and the independent auditors, who review the interim financial statements, to discuss the interim financial statements of the Company for each applicable reporting period prior to filing them.

In reliance on the reviews and discussions referred to above and the opinion of the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with Securities and Exchange Commission.

AUDIT COMMITTEE
Winston R. Hindle (Chairman)
David O. Ellis
Edward K. Wissing

VOTING AGREEMENTS

The MCS merger agreement contained a voting agreement regarding the election of directors, which was amended on July 12, 2000. Under this amended voting agreement, the directors of CareCentric were required for a period of eighteen
(18) months after the closing of the MCS merger (the period from March 7, 2000 to September 7, 2001) to nominate seven individuals for election to the CareCentric Board of Directors in each proxy statement relating to an annual or special meeting of the

Company's stockholders at which directors will be elected, three (3) of whom shall be designees of John E. Reed, Stewart B. Reed and E. Herbert Burk, the three former major stockholders of MCS, two of whom shall be the designees of the CareCentric Board of Directors, one of whom shall be the designee of the former stockholders of CareCentric Solutions, Inc. (CSI), and one of whom shall be the chief executive officer of Simione. This voting agreement expired September 7, 2001 and does not apply to the nomination or election of members of the Board of Directors at the 2002 Annual Meeting.

In March 2002, Mestek and John E. Reed entered into a voting agreement pursuant to which Mestek granted to Mr. Reed the right to vote all of the shares of Class B Preferred Stock held by Mestek on all matters to be voted upon by the shareholders of CareCentric.

DIRECTOR COMPENSATION

Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company received fees in the form of options to purchase 5,000 shares of the Common Stock of the Company on January 5, 2001. Non-employee directors not designated by or representing a shareholder group shall receive $1,000 for attendance at each Board meeting, $500 for participating in each telephonic Board meeting and in each Committee meeting. All non-employee directors receive reimbursement for travel expenses in connection with attendance at Board of Directors and Committee meetings

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is currently comprised of Dr. David O. Ellis and John E. Reed. None of these directors ever served as an officer or employee of the Company or any of its subsidiaries.

On May 26, 1999, the Company signed an agreement ("MCS Agreement") to merge with MCS, Inc., a wholly owned subsidiary of Mestek, Inc. The MCS Agreement was amended in August 1999 to provide that the calculation of the merger consideration would not include the shares issued in the CareCentric Solutions merger and was further amended in September 1999 to provide for additional funding from Mestek and the spin-off of MCS to Mestek stockholders. On March 6, 2000, MCS was spun off from its former parent company, Mestek, Inc. On March 7, 2000, the Company completed the merger with MCS, Inc. The Company issued approximately 1.5 million shares of common stock to MCS stockholders in exchange for all of the outstanding shares of MCS common stock. This number of shares has been adjusted to reflect a one-for-five reverse stock split that was completed immediately prior to the merger. In connection with the closing of the merger, Mestek invested $6 million in the Company in exchange for 5.6 million shares of Series B nonconvertible Preferred Stock (having 1,120,000 common share votes) which are entitled to a 9% annual cumulative dividend, and warrants to purchase 400,000 shares of CareCentric common stock. The $6 million investment consisted of the cancellation of $4 million in aggregate principal value of promissory notes and payment of interest accrued thereon, and payment of the remaining amount in cash to CareCentric at the closing of the merger. In connection with the closing of the merger, Mestek also converted a pre-existing $850,000 note to 850,000 shares of Series C nonconvertible Preferred Stock (having 170,000 common share votes) which are entitled to an 11% annual cumulative dividend. The consideration paid by CareCentric to acquire MCS was determined by reference to a valuation report from an independent valuation firm and as a result of arms-length negotiations. The description of the MCS merger agreement contained herein is qualified in its entirety by reference to the Second Amended and Restated Agreement and Plan of Merger and Investment Agreement dated as of October 25, 1999 by and among the Company, MCS, Mestek, Inc. and three major stockholders of Mestek included as Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-96529) and incorporated herein by reference.

On June 22, 2000, Simione closed a financing with John E. Reed, a CareCentric director and the chief executive officer of Mestek, of up to $7 million. The financing consisted of $1 million in cash for 398,406 shares of Series D
Preferred Stock of CareCentric, with a 9% annual cumulative dividend, convertible into CareCentric's common stock at an initial conversion price of $2.51 per share, with voting rights equal to those of the common stock; and a $6 million subordinated revolving line of credit facility, convertible into common stock of CareCentric at an initial inversion price of $2.51 per share, with a 9% interest rate and five-year maturity. On December 31, 2001, the outstanding amount under the Credit Facility was $3.5 million, $1.0 million of which was participated to Mestek, Inc. and the balance was retained by Mr. Reed. On December 31, 2001, the facility was amended to change the interest rate to prime plus two, to change the payment terms for unpaid 2001 interest to require payment at December 31, 2003 or to convert the outstanding unpaid interest to additional convertible notes in the amount of $184,438 at the option of Mr. Reed, and in the amount of $40,463 at the option of Mestek, and to change the terms of payment of interest for 2002 to require that one-half be timely paid each quarter and the balance to be paid on December 31, 2003 or to be converted to additional convertible notes.

One of the stockholders, John E. Reed, through direct share ownership and as trustee under various family trusts, controls a majority of the vote on matters to be voted upon by stockholders of Mestek. This voting power at the Mestek level makes Mr. Reed capable of exercising voting power of the Mestek investments. Accordingly, through his direct and indirect control of approximately 19.0% of CareCentric common stock, his transferred control of the Series B Preferred Stock pursuant to the above-described voting agreement with Mestek, his indirect control of the Series C Preferred Stock, and his ownership of the Series D Preferred Stock, Mr. Reed has significant control over the total voting power on matters to be voted upon by stockholders of CareCentric. In addition, as a result of these holdings, Mr. Reed was able to determine the composition of the MCS board designees that were appointed to the CareCentric Board of Directors pursuant to the Voting Agreement that expired September 7, 2001.

Except as set forth under "-- Director Compensation," there were no other material transactions between the Company and any of the members of the Compensation Committee during the year ended December 31, 2001.

                    PROPOSAL 2 - APPROVAL OF RECAPITALIZATION
                           AND REFINANCING TRANSACTION

The Board of Directors of the Company has voted to approve a recapitalization and refinancing transaction, and recommends the transaction for approval by the stockholders.

In April 2002, the Company accepted commitment letters from each of Mestek, Inc. and John E. Reed (Reed), the Company's chairman and the chairman and chief executive officer of Mestek, for a refinancing of existing debt owed by the Company to Mestek and Reed and a recapitalization of certain of the Company's existing voting securities and warrants held by Mestek and Reed. The Company is currently in default under certain covenants contained in its existing debt facilities, or does not meet the criteria or conditions precedent to additional funding under the debt facilities, and desires to restructure the facilities to continue the availability of some of its borrowing capacity.

The refinancing and recapitalization transactions between the Company and each of Mestek and Reed are subject to the satisfaction of various conditions as described more fully below, including approvals of Mestek's board of directors, the Company's senior lender, Wainwright Bank and Trust Company ("Wainwright"), and the Company's shareholders at its annual meeting expected to be held in June 2002. Mestek's board approved this transaction in April 2002.

The purposes of the recapitalization are to: (i) provide continued borrowing capacity for the Company; (ii) retain the guarantee of the Company's credit facility with Wainwright Bank by Mestek; (iii) extend the term of and consolidate certain of the Company's credit facilities with Reed and Mestek;
(iv) restructure the currently outstanding preferred stock and warrants held by Mestek; and (v) restructure the currently outstanding preferred stock held by Reed.

Mestek Facility

     Under the term sheet with Mestek, the following items are included (collectively, the "Mestek Facility"):

     (1) Mestek will extend for one year its current guaranty of the $6.0 million Wainwright facility from its current expiration date of July 10, 2002.

     (2) Mestek will release and terminate its Merger Option Agreement with the Company, which as of April 8, 2002 provides for options to purchase an aggregate of approximately 159,573 shares of CareCentric common stock.

     (3) Mestek will release and terminate its Warrant Agreement to purchase 104,712 shares of CareCentric common stock at $2.51 per share.

     (4) Mestek will receive a $4.0 million secured convertible term note from the Company, maturing 60 months from the closing date and bearing interest at 6.25%, in exchange for:

          (i) $1,092,000 in cash to CareCentric (reduced by any interim financing described below).

          (ii) the cancellation of the note dated December 31, 2001 held by Mr. Reed in which Mestek participates to the extent of the aggregate principal amount of $1,000,000 and interest accrued thereon.

          (iii)the cancellation of the note dated December 31, 2001, held by Mestek in the principal amount of $40,463 and interest accrued thereon.

          (iv) the cancellation of the note dated December 31, 2001, held by Mestek in the principal amount of $1,018,596.

          (v) the release and termination of 850,000 shares of CareCentric Series C Preferred Stock held by Mestek having 170,000 votes on all matters to be voted upon by the shareholders of the Company.

     (5) CareCentric's Certificate of Incorporation will be amended to provide that the 5,600,000 shares of CareCentric Series B Preferred Stock held by Mestek will be convertible into shares of CareCentric common stock at an exchange rate of approximately 1.072 shares of common stock per share of Series B Preferred Stock, for a total of 6,000,000 shares of common stock.

     (6) The rights currently held by Mestek to purchase 400,000 shares of CareCentric common stock on or before March 7, 2003 at a purchase price of $10.875 per share, pursuant to a Warrant dated March 7, 2000, and to purchase 490,396 shares of CareCentric common stock on or before June 12, 2003 at a purchase price of $3.21 per share, pursuant to a Warrant dated June 12, 2000, shall be re-issued, each with an expiration date of June 15, 2004 and shall each be exercisable at any time on or before that date by the holder thereof at a purchase price of $1.00 per share of common stock.

     (7) CareCentric will agree to pay down the Wainwright Credit Facility by no less than $100,000 per month beginning in July 2002, until all amounts under that facility are repaid or CareCentric obtains alternative financing without any guaranty from Mestek.

Reed Facility

Under the term sheet with John E. Reed, the following items are included (collectively the "Reed Facility"):

     (1) Reed will receive a $3,555,555 secured convertible term note maturing 60 months after the closing date and bearing interest of 6.25%, in exchange for:

          (i) $871,117 in cash to CareCentric (reduced by any interim financing described below).

          (ii) the cancellation of the existing Reed credit facility note dated June 12, 2000 in the aggregate principal amount of $3.5 million (of which $1.0 million is held by Mestek as referred above).

          (iii)the cancellation of the note dated December 31, 2001 held by Reed in the principal amount of $184,438.

     (2) CareCentric's Certificate of Incorporation will be amended to provide that the 398,406 shares of CareCentric Series D Preferred Stock held by Reed will be convertible into shares of CareCentric common stock at an exchange rate of 2.51 shares of common stock per share of Series D Preferred Stock, for a total of 1,000,000 shares of common stock.

     (3) CareCentric agrees to pay down the Wainwright Credit Facility by no less than $100,000 per month beginning in July 2002, until all amounts under that facility are repaid or CareCentric obtains alternative financing without any guaranty from Mestek.

Terms of Convertible Notes

Each of the two convertible notes described above will have the following terms:

     (1) The notes shall mature 60 months from the closing date and shall bear interest at a simple annual rate of 6.25%.

     (2) The principal and accrued and unpaid interest shall be convertible into common stock of CareCentric at any time at or prior to maturity at a conversion rate of $1.00 per share of common stock.

     (3) Interest payments shall be deferred until 24 months following the closing date, then the face amount of the note shall be deemed to be increased by capitalizing all accrued and unpaid interest at that time, and interest accruing thereafter shall be paid in arrears on a quarterly basis, commencing 27 months from the closing date.

     (4) No principal payments will be due or payable (other than by reason of a default or other acceleration event) until the maturity date, whereupon all principal and any accrued and unpaid interest shall be due and payable in full.

     (5) Each convertible note shall be secured by the grant of an "all-assets" security interest by CareCentric in all of its assets, tangible or intangible, now owned or hereafter acquired.

     (6) The convertible notes and all security therefor shall be subordinate to the Wainwright Facility. The Reed Facility shall be pari passu with a $600,000 credit facility extended to CareCentric by Barrett C. O'Donnell dated August 8, 2000 (as amended). The Mestek Facility shall be subordinate to the Reed Facility and the $600,000 O'Donnell credit facility.

Conditions to Closing

The closing of the Reed Facility and the closing of the Mestek Facility are contingent upon each other. In addition, both are subject to the following conditions:

     (1)  The approval of the Mestek Board of Directors (which occurred in April
          2002).

     (2) The approval of the independent members of the CareCentric Board of Directors on or prior to April 15, 2002 (which occurred in April
          2000).

     (3) Authorization of a shareholder vote to approve the recapitalization properly disclosed in the 2002 Proxy Statement for a meeting of the stockholders to be held on or before June 14, 2002 (and filing of such Proxy prior to April 30, 2002 and mailing of such Proxy to the CareCentric stockholders with sufficient statutory and other notice). This Proxy Statement is intended to fulfill this condition.

     (4)  The  approval  of  the  requisite   number  of  votes  of  CareCentric
          stockholders at the meeting of the stockholders prior to June 15, 2002.

     (5) The delivery of all employment documentation relating to the continued employment of John R. Festa as President and CEO of CareCentric prior to April 15, 2002. Mr. Festa delivered this documentation in April 2002.

     (6)  The absence of:

          (i) Any material adverse change in the business assets, financial condition, income or prospects of the Company, since December 31, 2001.

          (ii) Any  material  change  in the  ability  of the  Company  and  its
               subsidiaries   to  operate  in  accordance   with  the  financial
               projections.

          (iii)Any material misstatements in or omissions from the materials that have previously been furnished by CareCentric to Mestek or Reed since January 1, 2002.

          (iv) Any  material  change  in   governmental   regulation  or  policy
               materially   affecting  the  Company,  its  subsidiaries  or  the
               proposed credit facilities.

          (v) Any material disruption or material adverse change in financial or capital markets since the date of the term sheets.

In addition, the terms of the convertible notes and the preferred stock, as amended, will be subject to anti-dilution adjustments for any future stock splits or dividends, or issuances by CareCentric of convertible securities.

Interim Financing

Pending the approval and closing of the Reed Facility and the Mestek Facility, Mr. Reed has agreed to advance up to $871,117 and Mestek has agreed to advance up to $1,092,000 to fund CareCentric's working capital needs. As of the date hereof, Mr. Reed has made such advances in the aggregate amount of $871,117 and Mestek has made advances of $534,883, each of which bear interest at prime plus two percent and mature on June 15, 2002. These advances will be incorporated into the Reed Facility and the Mestek Facility and will reduce the amount available to be borrowed by the Company on the closing date.

Use of Proceeds

CareCentric intends to use the proceeds of the facilities for working capital purposes and refinancing existing debt.

Amendment to Certificate of Incorporation

The revisions to the Series D Preferred Stock and the Series B Preferred Stock will require an amendment to CareCentric's Certificate of Incorporation. The proposed amendment to the Certificate of Incorporation is included as Appendix A to this Proxy Statement.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                      PROPOSAL 3 - APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2002 and recommends that the stockholders of the Company ratify such appointment at the Annual Meeting of the Company. Although approval or ratification by the stockholders of the appointment of independent public accountants is not required, the Company has decided to follow the practice of submitting such appointment for approval by the stockholders. The persons named in the accompanying proxy intend, subject to the discretionary authority above, to vote FOR the Approval of the Appointment of Grant Thornton LLP. If such approval is not obtained, the Board of Directors of the Company will reconsider its appointment of Grant Thornton LLP. A representative of Grant Thornton LLP has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions. See "Independent Public Accountants" for further discussion of the changes in the Company's independent public accountants.

PRINCIPAL ACCOUNTING FIRM FEES

The Company incurred the following fees for services performed by Grant Thornton LLP in 2001:

     AuditFees:     Fees for the audit of the year ending  December 31, 2001 and the review of Forms 10-Q in 2001 were $94,000, of which an aggregate amount of $11,000 had been billed through December
                    31, 2001.

     Financial Information System Design and Implementation Fees: None

    All Other Fees: Aggregate  fees  billed for all other  services  rendered by
                    Grant Thornton LLP for the year ended December 31, 2001 were $33,000.

          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee consists entirely of non-employee directors and determines the compensation paid to the chief executive officer. The Compensation Committee also determines, based upon the recommendations of the Chief Executive Officer, all compensation paid to the other executive officers of CareCentric. The Compensation Committee believes that for CareCentric to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall company success.

Executive compensation is made up of three components:

BASE SALARY: An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size, in sales and/or number of employees, is also considered in establishing base salary.

Cash Bonus: CareCentric maintains various incentive bonus plans to provide annual cash bonuses to certain executives and other employees. These bonuses are based, in part, on the Company's financial performance during the previous fiscal year as compared to its budget, among other departmental or business unit goals and milestones. In addition, objective individual measures of performance and attainment of goals compared to the individual's business unit plan and profit performance are considered. A subjective rating of the executive's personal performance is also considered.

Stock Options AND GRANTS: The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of CareCentric. The Compensation
Committee thus awards stock options to certain executives. The Compensation Committee uses both subjective appraisals of the executive's performance and contribution to the success of the Company's major initiatives and the Company's performance and financial success during the previous year to determine option grants.

Mr. R. Bruce Dewey, who was Chief Executive Officer of CareCentric from September 9, 1999 to October 31, 2001, was paid an annual base salary of $200,000 in 2001. Since Mr. Dewey devoted 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary was paid directly by Mestek. Mr. Dewey was granted 30,000 incentive stock options under the Omnibus Equity-Based Incentive Plan at an exercise price of $8.75 per share upon his hiring on September 9, 1999. Mr. Dewey was granted 25,000 non-plan options at an exercise price of $2.51 per share and 175,000 incentive stock options at an exercise price of $3.83 per share under the Plan in November 2000. Mr. Dewey was appointed Vice Chairman of the Board of Directors of the Company on November 1, 2001 and will not be standing for re-election at the Annual Meeting.

On November 1, 2001, the Company appointed John R. Festa as its President and Chief Executive Officer, and Mr. Festa assumed full-time responsibilities in such roles on November 12, 2001. Mr. Festa's initial salary will be $200,000 annually, and he will be entitled to an annual bonus based on the Company's achievement of certain financial, cash flow and performance milestone goals negotiated with the Compensation Committee of the Company's Board of Directors.

In connection with Mr. Festa's appointment, the Company has granted to Mr. Festa 210,000 shares of the Company's Series E Preferred Stock. The Series E shares include the following terms:

     o Half of the shares vest over a three (3) year period and the other half are forfeitable pro rata over a three (3) year period if the Company's financial, cash flow and performance milestone goals referred to above are not achieved;

     o All of the shares will be vested and not subject to forfeiture immediately upon a change of control of the Company;

     o The shares are convertible into the Company's Common Stock on a one-for-one basis once the vesting and forfeiture conditions as to those shares have lapsed;

     o The shares shall accrue non-cumulative dividends at the coupon rate of 3-1/2% per year;

     o    The shares shall have one vote per share;

     o Upon a change of control of the Company, the Series E Preferred Stock will have an equal priority with the Company's Series B, Series C and Series D Preferred Stock; and

     o Upon a liquidation or winding up of the Company, the Series E Preferred Stock will be junior in priority to the Series B, Series C and Series D Preferred Stock.

Mr. Festa, as holder of the Series E Preferred Stock, will also have the right to receive additional Series E shares through January 31, 2003 (other than pursuant to a change of control transaction) so as to enable him to maintain his percentage ownership of the Company's outstanding capital stock if the Company raises up to an additional $6 million in equity capital. For all such equity offerings of the Company that will result in aggregate consideration in excess of $6 million, Mr. Festa will have the right to purchase securities in such offering on the same terms and conditions thereof so as to maintain a minimum ownership percentage of three percent (3%) of the Company's outstanding capital stock on a fully diluted basis.

In connection with his employment by the Company, Mr. Festa was granted the right to a sale of business success fee based on the net proceeds to be received by the Company or its shareholders for the completion of a sale of the Company during the term Mr. Festa serves as the Company's President and Chief Executive Officer and for nine (9) months thereafter. Mr. Festa is also entitled to severance payments equal to 12 months of annual base salary in the event that Mr. Festa's employment is terminated without cause or within 18 months after a change of control transaction (defined as the ownership interests in the Company collectively owned by Mestek, Inc. and John E. Reed falling below 25% of the aggregate ownership of the Company's outstanding capital stock on a fully diluted basis).

The Compensation Committee considered the salaries of other chief executive officers in the health care information systems industry in establishing the Chief Executive Officer's salary. In addition, the Compensation Committee can consider awarding the Chief Executive Officer cash bonuses and stock option grants.

It should be noted that:

     o exceptions to the general principles stated above are made when the Compensation Committee deems them appropriate to stockholder interest;

     o    the  Compensation   Committee   regularly  considers  other  forms  of
          compensation and modifications of its present policies, and will make changes it deems appropriate; and

     o the competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable, with the result that the compensation committee's information about such opportunities is often anecdotal.

Section 162(m) of the Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. CareCentric does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will make necessary adjustments if and when this occurs.

COMPENSATION COMMITTEE
David O. Ellis (Chairman)
John E. Reed

COMPENSATION SUMMARY

The following table sets forth all compensation paid by the Company for the years ended December 31, 2001, 2000 and 1999 to each of the individuals who served as Chief Executive Officer during 2001, and to the four most highly compensated other executive officers (together, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE                                                                    Long-Term
                                                       Annual Compensation                   Compensation
                                         ----------------------------------------------  ------------------------------------
                                                                                             Number of
                                                                                              Securities        All Other
                                                     Salary          Bonus       Other    Underlying Options   Compensation
Name and Principal Position                Year        ($)            ($)        ($)(2)        Grants(#)           ($)(1)
---------------------------------------- ---------------------- -------------- ------------------------------- --------------
John R. Festa                              2001       31,795         --           --           210,000             1,227
President and Chief Executive Officer      2000           --         --           --                --                --
(3)                                        1999           --         --           --                --                --

R. Bruce Dewey                             2001      166,667         --           --                --                --
Vice Chairman (4)                          2000      175,000         --           --           200,000                --
                                           1999       55,136         --           --            30,000                --

William J. Simione, Jr.                    2001      225,000         --           --                --             3,518
Executive Vice President and President     2000      300,000         --           --                --             5,511
of Simione Consulting (5)                  1999      300,000         --           --            15,000             5,284

Robert J. Simione                          2001      168,750         --           --                --             2,894
Senior Vice President of Simione           2000      225,000         --           --                 --            3,829
Consulting (5)                             1999      225,000         --           --              8,000            4,202

Mark A. Kulik                              2001      136,250        33,750        --            125,000            2,426
Senior Vice President-Sales and            2000       33,333          7,500       --              7,500               28
Marketing  (6)                             1999           --             --       --                 --               --

Ana M. McGary                              2001       99,231         20,000       --                  --           1,843
Vice President-Human Resources (7)         2000       95,000          8,000       --               2,000             719
                                           1999       60,987             --       --               3,000             696
--------------------------

(1) Represents 401(k) match, excess group life insurance and other compensation specified in notes below.

(2) In accordance with the rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 1999, 2000 and 2001, which would include the incremental costs to the Company of perquisites and personal benefits, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of such individuals in the Summary Compensation Table.

(3) Mr. Festa became Chief Executive Officer November 1, 2001. The salary and all other compensation, including reimbursement of the premiums of a disability insurance policy, set forth herein for 2001 are based on payments made by CareCentric for the period from November 1, 2001 to December 31, 2001. The number of shares shown under Long-Term Compensation for Mr. Festa represent shares of convertible Series E Preferred Stock. The other features of his compensation are set forth in the Report of the Compensation Committee above.

(4) Mr. Dewey was President and Chief Executive Officer of the Company from September 9, 1999 to October 31, 2001. He was paid an annual base salary of $200,000 in 2001. Since Mr. Dewey devoted 25% of his time to his duties as Senior Vice President of Mestek, 25% of this salary was paid directly by Mestek and the Company is responsible for the balance, or approximately $41,350 for the almost four months of 1999, $131,250 for the twelve months of 2000 and $125,000 for the ten months of 2001. Mr. Dewey became Vice Chairman of the Company, an unpaid position, on November 1, 2001. Mr. Dewey was granted 30,000 incentive stock options under the Omnibus Equity-Based Incentive Plan at an exercise price of $8.75 per share upon his hiring on September 9, 1999. Mr. Dewey was granted 25,000 non-plan options at an exercise price of $2.51 per share and 175,000 incentive stock options at an exercise price of $3.83 per share under the Plan in November 2000

(5) Messrs. W.J. and R.J. Simione left the employ of the Company on October 31, 2001.

(6) Mr. Kulik became an executive officer of the Company in July 2001. Mr. Kulik has served as Senior Vice President of Sales and Marketing since October 2000. In 2001, Mr. Kulik received options to purchase 125,000 shares of the Company's common stock pursuant to the CareCentric, Inc. Omnibus Equity-based Incentive Plan, which shall vest 33-1/3% on each of the first, second and third anniversaries of the date of the resolution. 75,000 shares will vest in accordance to the plan. 50,000 shares will vest based upon meeting established performance criteria as determined by the Chief Executive Officer. The exercise price of the above shares vesting on the first anniversary shall be equal to $1.25 per share. The exercise price of those shares vesting on the second anniversary shall be equal to $2.00 per share and the exercise price of those shares vesting on the third anniversary shall be equal to $2.50 per share.

(7) Ms. McGary has served as Vice President of Human Resources and Administration since April of 1999, In February of 2000, Ms. McGary was elected as Assistant Secretary. In August of 2000 Ms. McGary was elected Secretary of the Company.

GRANTS OF STOCK OPTIONS

The following table sets forth certain information with respect to individual grants of stock options by the Company to the named Executive Officers during the year ended December 31, 2001.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                        Potential Realizable
                                       Number of                                                            Value at Assume
                                       Securities       % of Total                                           Annual Rates of
                                       Underlying      Options/SARs                                         Appreciation for
                                      Options/SARs      Granted to                                           Option tern (2)
                                        Granted        Employees in     Exercise Price    Expiration    ------------------------
Name                                     (#)(1)         Fiscal Year         ($/Sh)           Date         5% ($)     10% ($)
------------------------------------ --------------- ------------------ ---------------- -------------- ------------------------

Mark A. Kulik                            41,666          27.3%                $1.25 (3)    11-13-11      32,754       83,006
                                         41,667          27.3%                $2.00 (3)    11-13-11      52,408      132,813
                                         41,667          27.3%                $2.50 (3)    11-13-11      65,510      166,016

-----------------------

(1) The stock options reflected in this table vest as to 33 1/3% of the shares of Common Stock covered thereby on the first, second and third anniversary of the date of grant. The exercise price of all such stock options reflected in this table is equal to or greater than the fair market value of the Common Stock on the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock. The actual value, if any, that an executive officer may ultimately realize will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by an executive officer upon actual exercise of the stock options granted in 2001 will be at or near the Potential Realizable Value indicated in the table.

(3) Represents three tranches of options vesting in annual increments over three years at varying exercise prices. The vesting of 16,666 shares out of each tranch are contingent upon meeting established performance criteria. The exercise price of the above shares vesting on the first anniversary shall be equal to $1.25 per share. The exercise price of those shares vesting on the second anniversary shall be equal to $2.00 per share and the exercise price of those shares vesting on the third anniversary shall be equal to $2.50 per share.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information concerning the value of unexercised stock options held at the end of the fiscal year ended December 31, 2001 by each named Executive Officer. There were no options exercised during the fiscal year ended December 31, 2001.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

                                Number of Securities Underlying       Value of in-the-Money
                                    Unexercised Options at                Options at
             Name                    December 31,2001 (#)          December 31, 2001 ($) (1)
             ----              --------------------------------- ------------------------------
                                 Exercisable     Unexercisable    Exercisable   Unexercisable
 John R. Festa                            0                 0          0              0
 R. Bruce Dewey                       86,666          143,334          0              0
 William J. Simione, Jr. (2)              0                 0          0              0
 Robert J. Simione (2)                    0                 0          0              0
 Mark A. Kulik                        2,500           130,000          0              0
 Ana M. McGary                        3,167             1,833          0              0

------------------

(1) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end at $0.60 per share, as adjusted for the one-for-five reverse split effected on March 7, 2000, and the exercise price of the options.

(2) All options held in 2001 were either forfeited or cancelled on dates from September 30, 2001 to December 31, 2001 due to termination of employment.

The Company has various obligations to each of Messrs. Festa and Kulik. See Note 3 and Note 6 to Summary Compensation Table above.

EQUITY COMPENSATION PLAN INFORMATION

     The following chart gives aggregate information regarding grants under all equity compensation plans of CareCentric through December 31, 2001.

                                                                                                       Number of securities
                                                                                                       remaining available
                                                Number of securities        Weighted-average         for future issuance and
                                                  to be issued upon         exercise price of          equity compensation
                                                     exercise of               outstanding               plans (excluding
                                                outstanding options,            options,               securities reflected
              Plan category                      warrants and rights       warrants and rights            in 1st column)
------------------------------------------      ----------------------     --------------------      -------------------------
Equity  compensation  plans  approved  by
securityholders (1)                                    470,836             $          5.72                   430,164

Equity  compensation  plans not  approved
by securityholders (2)                                 107,453                       19.52                      -0-
                                                ----------------------     --------------------      -------------------------
Total                                                  578,289             $          8.11                   430,164
                                                ======================     ====================      =========================


----------------

(1) Represents options granted under the following plans, each of which was approved by shareholders: 1997 Non-Qualified Directors Stock Option Plan, and the Simione Central Holdings, Inc. 1997 Omnibus Equity-based Incentive Stock Option Plan, as amended.

(2)  Represents non-plan options granted prior to December 31, 2001.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the number of shares of CareCentric common stock that will be beneficially owned as of April 18, 2002 as follows:

     o    each director of CareCentric;
     o the Chief Executive Officer and the four other most highly compensated executive officers of CareCentric;
     o    all CareCentric directors and executive officers, as a group; and
     o    each  person,   entity,  or  group  of  affiliated  persons  known  by
          CareCentric   to  be  the   beneficial   owner  of  more  than  5%  of
          CareCentric's common stock, based on that person's or entity's ownership of CareCentric common stock and the number of outstanding shares of CareCentric common stock as of April 18, 2002.

For purposes of this table, beneficial ownership of securities is defined according to the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, CareCentric believes that the beneficial owners of shares of CareCentric common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which this person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

The percentages were calculated based on the ratio of the number of shares of CareCentric common stock beneficially owned by such beneficial owner as of April 18, 2002 to the sum of:

     o    4,371,350, the total number of outstanding shares of common stock;
     o the number of shares of common stock issuable upon exercise of options or warrants held by the applicable beneficial owner exercisable within 60 days of April 18, 2002; and
     o the number of shares of common stock issuable upon the conversion of the Company's Series D Preferred Stock and Series E Preferred Stock by the applicable beneficial owner.

The table reflects the one-for-five reverse stock split (the "Reverse Split") that became effective on March 7, 2000. The number of shares shown below does not reflect ownership of 5,600,000 shares of Series B Preferred Stock and 850,000 shares of Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock each have 0.2 votes per share and neither is convertible into common stock. Mestek owns 100% of the Series B Preferred Stock and 100% of the Series C Preferred Stock. The "total voting power" reflects the effect of the Series B Preferred Stock and Series C Preferred Stock.

                                                   SHARES OF COMMON STOCK      TOTAL VOTING
                                                     BENEFICIALLY OWNED            POWER
                                                 -------------------------     -------------
    NAME OF BENEFICIAL OWNER                            NUMBER     PERCENT
    ------------------------                            ------     -------
    Mestek, Inc.(1)(2)                                995,108        18.5%         16.0%
    John E. Reed(1)(2)(3)                           1,961,156         34.0          44.7
    Stewart B. Reed(2)(4)                             552,649         12.6           8.8
    Barrett C. O'Donnell(5)(8)                        232,060          5.2           3.7
    Dr. David O. Ellis(6)(8)                          219,707          5.0           3.5
    William J. Simione, Jr.                            11,254            *             *
    R. Bruce Dewey(2)(7)                               87,218            *             *
    Winston R. Hindle, Jr.(2)(8)                        5,199            *             *
    Edward K. Wissing(2)(8)                             1,666            *             *
    John R. Festa(9)                                  210,000          4.6           3.3
    Mark A. Kulik(10)                                   2,500            *             *
    Ana M. McGary(11)                                   3,167            *             *
    Robert J. Simione(12)                              11,043            *             *
    All directors and executive
       officers as a group (10 persons)(13)         2,733,928        44.3%         52.4%


---------------------

* Less than 1%.

(1) Includes 995,108 shares issuable upon exercise of warrants held by Mestek. Does not include approximately 159,573 shares issuable upon an option held by Mestek. This option vests only as existing CareCentric options (which are all out of the money), warrants or conversion rights are exercised. For purposes of this table, we have assumed that John E. Reed has voting control of the securities held by Mestek. Mr. Reed expressly disclaims beneficial ownership of all shares of common stock underlying the Mestek warrants and the Mestek option. Total voting power includes the Series C Preferred Stock (170,000 votes), but does not include the Series B Preferred Stock (1,120,000 votes), held by Mestek. The voting rights of the Series B Preferred Stock, as to those matters on which the stockholders may vote, have been assigned to Mr. Reed.

(2)  The address is 260 North Elm Street, Westfield, Massachusetts 01085.

(3) Excludes 2,267 shares of common stock which are held by Mr. Reed's wife and 3,267 shares of common stock which are held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 291,842 shares of common stock which are held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership; of the 291,842 shares disclaimed by John E. Reed, 225,921 shares are included in the shares listed as beneficially owned by his son, Stewart B. Reed, as described in note (4) below. Includes 89,458 shares of common stock owned by Sterling Realty Trust, a Massachusetts business trust of which John E.
     Reed is the trustee and of which he and a family trust are the beneficiaries. Includes 470,883 shares of common stock held by family trusts for the benefit of Mr. Reed. Includes 398,406 shares of Series D Preferred Stock, which are convertible into shares of common stock. Includes 1,666 shares issuable upon exercise of options. Total voting power includes the Series B Preferred Stock (1,120,000 votes) held by Mestek for which the voting rights have been assigned to Mr. Reed.

(4) Includes 225,921 shares of common stock which are owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(5) Includes 84,196 shares issuable upon exercise of options (50,000 shares individually and the balance through O'Donnell Davis, Inc.). Mr. O'Donnell is a stockholder, director and officer of O'Donnell Davis, Inc. Accordingly, pursuant to Rule 13d-3 under the Exchange Act, he is deemed to be an indirect beneficial owner of CareCentric's securities beneficially owned by O'Donnell Davis, Inc.

(6) Includes 170,786 shares held by, and 6,189 shares issuable upon exercise of options by, Rowan Nominees Limited ("Rowan"). EGL Holdings, Inc. manages accounts on behalf of Mercury Asset Management or its successors though its nominee, Rowan. Mr. Ellis is president and a director of EGL Holdings, Inc. Includes 1,837 shares held by Mr. Ellis' wife. Includes 8,019 shares issuable upon exercise of options.

(7)  Includes 86,666 shares issuable upon exercise of options.

(8)  Includes 1,666 shares issuable upon exercise of options.

(9) All shares are Series E Preferred Stock convertible into shares of common stock. 105,000 of the shares vest over a three (3) year period and 105,000 of the shares are forfeitable pro rata over a three (3) year period if the Company's financial, cash flow and performance milestone goals described in the Report of Compensation Committee above are not achieved.

(10) Includes 2,500 shares issuable upon exercise of options.

(11) Includes 3,167 shares issuable upon exercise of options.

(12) Robert Simione is no longer an executive officer but is listed in this table because he was one of the most highly compensated executive officers during 2001.

(13) Includes 199,067 shares issuable upon exercise of options and 995,108 shares issuable upon exercise of warrants. Includes 398,406 shares of Series D Preferred Stock and 210,000 shares of Series E Preferred Stock, which are convertible into shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the execution of the amended merger agreement, Mr. Dewey was appointed President and Chief Executive Officer of CareCentric on September 9, 1999. Mr. Dewey retained his position of Senior Vice President and Secretary of Mestek. In 2001 Mr. Dewey was paid an annual base salary of $200,000, three-quarters of which is paid by CareCentric, and the remaining one-quarter of which is paid by Mestek. This allocation reflects that Mr. Dewey devoted approximately three-quarters of his working time to his duties as President and Chief Executive Officer of CareCentric. See "Executive Compensation" above for further information. Mr. Dewey resigned as CEO effective October 31, 2001. Effective November 1, 2001 he became Vice Chairman, an uncompensated position. Mr. Dewey will not stand for re-election as a director and, accordingly, will not remain Vice Chairman.

On November 11, 1999, Simione Central Holdings, Inc. (Simione) borrowed $500,000 from Barrett C. O'Donnell and $250,000 from David O. Ellis, both on an unsecured basis, and executed promissory notes in connection therewith. Dr. Ellis and Mr. O'Donnell are directors of the Company. When the CareCentric/MCS merger was completed on March 7, 2000, the Company succeeded to both of these obligations. The note payable to Dr. Ellis, which accrued interest at 9% per annum, was paid in full on July 12, 2000 in advance of its August 15, 2000 maturity. The note payable to Mr. O'Donnell included interest at 9% per annum, was scheduled to mature on May 11, 2002, and required quarterly payments of accrued interest. In January 2002, this loan was amended to change the interest rate to prime plus two and to change the terms of payment of interest for 2002 to require that one-half of the accrued interest be timely paid each quarter, and the balance be paid on December 31, 2003 or be converted into an additional convertible note. On August 8, 2000, the $500,000 note payable to Mr. O'Donnell, together with $100,000 of deferred salary, was cancelled in exchange for a $600,000 subordinated note, convertible into CareCentric common stock at a strike price of $2.51 per share, with interest at 9% per annum and a five-year maturity.

In September 1999, Simione received $3.0 million in loan proceeds from Mestek, Inc. John E. Reed, the Chairman of CareCentric, is also the Chairman and Chief Executive Officer of Mestek. The Mestek loan accrued interest at the BankBoston prime rate plus 2%. When the MCS merger was completed, Mestek's note evidencing this loan and other loans described below were converted into Series B Preferred Stock and a warrant to purchase CareCentric common stock.

In November 1999, Simione received an $850,000 loan from Mestek, to fund operating needs and continue the execution of product strategies in the fourth quarter of 1999. The $850,000 loan from Mestek was converted into newly issued Series C Preferred stock of Simione at the closing of the MCS merger on March 7, 2000.

In February 2000, Simione received an additional $1.0 million of loan proceeds from Mestek. The loan proceeds were used to fund Simione's operating needs until completion of the merger with MCS, and carried the same terms and security as the $3.0 million loan received from Mestek in September 1999. On March 7, 2000, the merger with MCS was completed and Mestek's notes evidencing the $1.0 million and $3.0 million loans, together with an additional $2.0 million in cash from Mestek, were converted into Series B Preferred Stock and a warrant to purchase CareCentric common stock.

In connection with the issuance of the Series B Preferred Stock of CareCentric described above, Mestek received a warrant to acquire up to 400,000 shares of the Company's common stock at a per share exercise price equal to $10.875. In connection with the waiver by Mestek of certain voting rights previously granted to it, Mestek received on June 12, 2000 a warrant to acquire up to 490,396 shares of the Company's common stock for a term of 3 years at a per share exercise price equal to $3.21. In connection with Mestek's guarantee of the Company's obligations under a line of credit from Wainwright Bank and Trust Company, Mestek received on July 12, 2000 a warrant to acquire up to 104,712 shares of the Company's common stock for a term of 3 years at a per share exercise price equal to $2.51. The aforementioned number of shares and per share prices are all on a split adjusted basis.

The Company is obligated under a one year unsecured promissory note in the principal amount of $1,018,000 payable to Mestek, Inc. which bears interest at prime with interest payable semiannually and which matures on July 30, 2003. This note covers funds advanced by Mestek to CareCentric to cover payroll and accounts payable obligations incurred by the Company during the period of its transition of senior lenders from Silicon Valley Bank to Wainwright Bank and Trust Company plus the accrued and unpaid portion of Mr. Dewey's salary.

On June 22, 2000, the Company entered into a new financing facility (the J. E. Reed Facility) provided by John E. Reed, Chairman of CareCentric and the Chairman and Chief Executive Officer of Mestek, Inc. The J. E. Reed Facility consists of a $6.0 million subordinated revolving line of credit, convertible into common stock of the Company at a conversion price of $2.51 per share, with interest at 9% per annum and a five-year maturity. The J. E. Reed Facility can be drawn down by the Company as needed in $500,000 increments and is secured by a second position on substantially all of the Company's assets. On December 31, 2001, the outstanding amount under the Credit Facility was $3.5 million, $1.0 million of which was participated to Mestek, Inc. and the balance was retained by Mr. Reed. On December 31, 2001, the facility was amended to change the interest rate to prime plus two, to change the payment terms for unpaid 2001 interest to require payment at December 31, 2002 or to convert the outstanding unpaid interest to additional convertible notes in the amount of $184,438 at the option of Mr. Reed, and in the amount of $40,463 at the option of Mestek, and to change the terms of payment of interest for 2002 to require that one-half be timely paid each quarter and the balance to be paid on December 31, 2002 or to be converted to additional convertible notes.

Simultaneously with the closing of the J.E. Reed Facility, Mr. Reed made a $1.0 million equity investment in the Company in consideration for the issuance of 398,406 shares of the Company's Series D Preferred Stock, based on an initial conversion price of $2.51 per share, with voting rights equal to those of common stock.

On September 28, 2001, CareCentric discontinued its Consulting business segment by closing the sale of certain of the assets of its wholly-owned subsidiary, Simione Consulting, Inc. ("Consulting"), to Simione Consultants, L.L.C., which is owned and controlled by William Simione, Jr., a director and former officer of CareCentric. The total sales price was approximately $2.0 million plus the assumption of certain liabilities. The sale was made pursuant to an asset purchase agreement. William Simione, Jr. and Robert Simione have resigned as officers of Consulting and CareCentric, however, William Simione, Jr. remains a director of CareCentric.

The assets sold under the agreement included the Consulting accounts receivable, computer equipment, and miscellaneous prepaid expenses. Consideration received consisted of approximately $1.0 million in cash and $1.0 million in notes; $770,000 with a 36 month term and $230,000 with a 5 month term. The cash proceeds were used to pay down CareCentric's line of credit.

Simione Consultants, LLC assumed responsibility for all of Consulting's equipment leases and employment contracts, as well as CareCentric's Hamden, Connecticut and Westborough, Massachusetts facilities, and agreed to sublease space occupied by its consultants in CareCentric's Atlanta headquarters. Simione Consultants, LLC assumed liabilities relating to paid time off for the employees of Consulting and professional liabilities for engagements not otherwise covered by liability insurance. Simione Consultants also agreed to pay for the estimated cost of certain employee benefits which CareCentric may be obligated to provide.

Simione Consultants, LLC and CareCentric agreed to offer discounted rates on their services for projects in which one party engages the other and the parties agreed not to solicit the others' employees for employment without the other party's consent for one year. Simione Consultants, LLC will provide two consulting engagement reports: (1) a report on the market position of CareCentric's point of care software product and (2) an analysis of customer satisfaction with current products in the home health information technology market.

The sale of the Consulting assets and the discontinuation of the Consulting segment caused CareCentric to record a loss of approximately $3.1 million; $2.6 million was attributable to the elimination of the unamortized goodwill associated with the Consulting segment, and the remainder resulted from operations of the segment during 2001 until the date of discontinuance.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The graph set forth below shows a five-year comparison of cumulative total returns for the Common Stock, the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Computer (Software and Services) - Mid-Cap Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock of the Company.

                               [GRAPHIC OMITTED]



                                BASE        INDEXED RETURNS FOR YEARS ENDING
                                        ----------------------------------------
                               PERIOD
COMPANY / INDEX                 DEC96    DEC97    DEC98   DEC99   DEC00  DEC01
---------------                 -----    -----    -----   -----   -----  -----
CARECENTRIC INC                  100    104.36    21.74   21.74    7.54    1.39
S&P SMALLCAP 600 INDEX           100    125.58   123.95  139.32  155.76  165.94
COMPUTER (SOFTWARE&SVC)-MID      100    144.22   420.23  774.30  759.50  753.03


                                 OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the Annual Meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. The quorum requirement for convening the Annual Meeting is the holders of a majority of the common stock of the Company issued and outstanding and entitled to vote being present in person or represented by proxy at the Annual Meeting.

                               SOLICITATION COSTS

The Company will pay the cost of preparing and mailing this Proxy Statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares of Common Stock in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock of the Company, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS
                           FOR THE 2003 ANNUAL MEETING

A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company's Proxy Statement for the 2003 Annual Meeting of Stockholders of the Company must deliver the proposal so that it is received by the Company no later than February 15, 2003. Notice of a shareholder proposal submitted outside the procedures of Rule 14a-8 will be considered untimely unless submitted by the date of next year's proxy statement approximately May 1, 2003. If a proposal is not submitted by that date, the persons named in our proxy for the 2003 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2003 annual meeting. The Company requests that all such proposals be addressed to Ana McGary, Secretary, 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339 and mailed by certified mail, return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Effective June 9, 2000, the Company decided to appoint Grant Thornton LLP as the Company's independent accountants for the fiscal year ended December 31, 2000 and dismissed Arthur Andersen LLP. Grant Thornton LLP had been the auditors for MCS prior to the MCS/Simione merger. The decision to change accountants was approved by the Audit Committee of the Board of Directors of the Company acting pursuant to authority delegated by the Board of Directors of the Company. The appointment of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2002 is being submitted to the stockholders for approval as described above under "Proposal 3 - Approval of Appointment of Independent Public Accountants."

None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company during the last three fiscal years or in the subsequent interim period to June 9, 2000.

Except as described below, during the last two fiscal years and subsequent interim period to June 9, 2000, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item (304)(a)(2)(i) and
(ii) of Regulation S-K. Grant Thornton LLP had been the auditor for MCS, Inc. for several years for the period preceding the merger. After the completion of the MCS/Simione merger, the historical financial statements of MCS, Inc. were deemed to be the financial statements of the Company. The Company consulted with Grant Thornton LLP regarding the financial statements after the completion of the merger.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Company's directors and executive officers, and any persons holding more than 10% of the Common Stock outstanding, are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and The Nasdaq Stock Market. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the Company's most recent fiscal year. To the Company's knowledge, all of these filing requirements were satisfied, except that (1) each of Messrs. Wissing, John Reed and Hindle, and Dr. Ellis filed one late Form 5 to report one exempt option grant, (2) Mr. Brauckman filed one late Form 3, and (3) Mr. O'Donnell filed one late Form 5 to report one exempt option grant and one disposition of shares. In making these disclosures, the Company has relied solely on its review of copies of the reports that have been submitted to the Company with respect to its most recent fiscal year, and representations provided by the directors and executive officers.

                             REPORTS TO STOCKHOLDERS

The Company will mail this Proxy Statement and a copy of its Form 10-K for the fiscal year ended December 31, 2001 (the "Form 10-K") to each stockholder entitled to vote at the Annual Meeting. Included in the Form 10-K are the Company's financial statements for the fiscal year ended December 31, 2001. Except for the portions of the Form 10-K that are incorporated herein by reference, the Form 10-K is not a part of the proxy solicitation material. The following portions of the Form 10-K are incorporated herein by reference pursuant to Schedule 14A, Item 13:

     1. Part IV, Item 14, Financial Statements and the Financial Statement Schedule;

     2. The Supplementary Financial Data included as Note 13 to the Financial Statements;

     3. Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and

     4. Part II, Item 7a, Quantitative and Qualitative Disclosures About Market Risks.


CARECENTRIC, INC.
Atlanta, GA
April 22, 2002

                                   APPENDIX A

               PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION


   Proposed Certificate of Incorporation Amendments to Series B, Series C and
                  Series D Preferred Stock in connection with
        Debt Restructuring Transaction with Mestek, Inc. and John E. Reed


Series B Preferred Resolution

RESOLVED, that the Corporation's Certificate of Incorporation shall be amended such that the Designations, Preferences and Rights of Series B Preferred Stock shall be and hereby are amended by adding, after Section "H", a new Section "I." entitled "Conversion", as follows:

I. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     1. Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issuance Price by the Conversion Price applicable to each such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversation. The price at which shares of Common Stock shall be deliverable upon such conversion (the "Conversion Price") shall initially be equal to one dollar ($1.00) per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

     2. Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, he shall surrender the certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issues. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     3. Adjustments to Conversion Price for Certain Diluting Issuances, Splits and Combinations. The Conversion Price of the Series B Preferred shall be subject to adjustment from time to time as follows:

          (a) Special Definitions. For purposes of this Section, the following definitions apply:

               (1) "Additional Stock" shall mean all shares of Common Stock issued by the Corporation after the Purchase Date, and all shares of Common Stock issuable pursuant to Options and Convertible Securities issued by the Corporation after the Purchase Date, as defined below, other than shares of Common Stock for which adjustment of the Conversion Price is made pursuant to
Section I.3(d) or I.3(e) below.

               (2)  "Convertible   Securities"   shall  mean  any  evidences  of
indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

               (3)  "Options"  shall  mean  rights,   options,  or  warrants  to
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).


          (b) Adjustments. If the Corporation shall issue, after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date"), any Additional Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted downward to a price equal to the price paid per share for such Additional Stock.

          (c) Determination of Consideration. For purposes of this Section I.3, the consideration received by the Corporation for the issuance of any Additional Stock shall be computed as follows:

               (1) Cash and Property. Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as mutually determined in good faith by the Corporation's Board of Directors and the holders of a majority of the Series B Preferred Stock; and

                    (C) in the event Additional Stock is issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as mutually determined in good faith by the Corporation's Board of Directors and the holders of a majority of the Series B Preferred Stock.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Stock deemed to have been issued pursuant to this Section I.3 relating to Options and Convertible Securities shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, upon the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, upon the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

          (d) Adjustments to Conversion Prices for Stock Dividends and for Combination or Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Purchase Date shall declare or pay, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          (e) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section I.3(d) above) the applicable Conversion Price then in effect shall concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that shares of the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of shares of the Series B Preferred Stock immediately before that change.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section I.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

          (g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section I.3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of shares of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect immediately before and after such adjustments and readjustments, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series B Preferred Stock.

          (h) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series of other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

               (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

               (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (j) Reservation of Stock Issuance Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

          (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either
(i) pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined by the closing price of the Common Stock on the Nasdaq market on the day prior to conversion) or (ii) round such fractional share up to a whole share.

          (l) Notices. Any notice required by the provisions of this Section I.3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given five (5) days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

Series C Preferred Resolution

RESOLVED, that upon the transfer back to the Corporation of all issued and outstanding shares of Series C Preferred Stock, the Corporation's Certificate of Incorporation shall be amended such that no further shares of Series C Preferred Stock will be issued and the Directors of the Corporation are authorized to file a certificate to this effect, and upon the filing of such certificate pursuant to Section 151(g), Series C Preferred Stock shall be eliminated and of no further force or effect.

Series D Preferred Resolution

RESOLVED, that the Corporation's Certificate of Incorporation shall be amended such that the Designations, Preferences and Rights of Series D Preferred Stock, Section F. 1., shall be and hereby are amended by deleting the phrase "Original Purchase Price" in the first sentence of that Section and substituting therein the phrase "Original Issuance Price", and by deleting the words "two dollars and fifty-one cents ($2.51)" in the second sentence of that Section and inserting therein the words "one dollar ($1.00)".



                                       6
1463844

                                CARECENTRIC, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Winston R. Hindle, Jr. and Dr. David O. Ellis as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the offices of the CareCentric, Inc. (the "Company"), 2625 Cumberland Parkway, Suite 310, Atlanta, Georgia 30339, on June 6, 2002 at 10:00a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN ITEM 1 AND FOR THE COMPANY'S PROPOSALS SET FORTH IN ITEMS 2, 3 AND 4 BELOW.

1.   ELECTION OF DIRECTORS

     FOR all nominees below (except              WITHHOLD AUTHORITY to vote for
     as marked to the contrary below).  |_|      all nominees below.       |_|

     Dr. David O. Ellis, John R. Festa, Winston R. Hindle, Jr., Barrett C. O'Donnell, John E. Reed, Stewart B. Reed, Edward K. Wissing and William J. Simione, Jr.

INSTRUCTION: To withhold authority to vote for an individual nominee, print that nominee's name on the line provided below.

                      ------------------------------------

2. Approval of the recapitalization and refinancing proposal and the amendment to the Company's certificate of incorporation referred to in the proxy statement as the "Transaction".

     FOR    |_|               AGAINST    |_|                  ABSTAIN    |_|

3. Ratification of the appointment of Grant Thornton LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2002.

     FOR    |_|               AGAINST    |_|                   ABSTAIN    |_|

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, provided the Company did not have notice of such business before the close of business on April 22, 2002.

     FOR    |_|               AGAINST    |_|                   ABSTAIN    |_|

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR THE APPROVAL OF THE APPOINTMENT OF GRANT THORNTON LLP.

                    Dated: ____________________________, 2002

                    ___________________________________
                    Signature

                    ___________________________________
                    Signature if held jointly

                    Please date, sign as name appears at the left, and return promptly. If the shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears on the proxy.


            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                    USING THE ENCLOSED POSTAGE-PAID ENVELOPE.






1460358